Exhibit 99.1

Excel Corporation Reports 2016 Second Quarter Results

IRVING, Texas, August 15, 2016 (GLOBE NEWSWIRE) -- Excel Corporation (OTCQB:EXCC), a leading provider of integrated financial and transaction processing services to merchants throughout the United States today reported its consolidated results for the second quarter ended June 30, 2016. Due to the acquisition of the US operations of Calpian, Inc. (OTCPK:CLPI) on November 30, 2015, the results of 2016 and 2015 are not comparable..

Second Quarter Financial Highlights:

•	Produced gross revenues of $4,446,291
•	Earned net income from continuing operations of $667,109
•	Generated positive EBITDA of $1,053,028

“Following a relatively strong first quarter, we delivered an even stronger performance in the second quarter, nearly doubling our net operating income when compared to our results in the first quarter of 2016. The positive impact and improved financial results from our restructuring in April speak for themselves,” stated T. A. “Kip” Hyde, Jr., Excel's CEO. “Our eVance Processing subsidiary is now successfully integrated into the Company. In addition, we expect to complete a new financing facility in the third quarter, which is intended to refinance our current debt, provide additional working capital and provide capital for further acquisitions. On this solid foundation, we also expect to see continued positive cash flow and net income from continuing operations for the balance of 2016.”

For the quarter ended June 30, 2016, the Company announced the following results. The table below presents summary financial data; see the Company’s Form 10-Q filed on August 15, 2016 for additional information:

Excel Corporation
Summary Consolidated Financial Results (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$4,446,291	$1,060,225	$8,465,949	$2,213,934
Costs and expenses	3,501,143	720,952	6,975,909	1,339,691
Operating income from continuing operations
	945,148	339,273	1,490,040	874,243
Interest expense, net	278,039	67,695	606,655	146,600
Net income from continuing operations
	667,109	271,578	883,385	727,643
Loss from discontinued operations	(661,655)	(415,053)	(2,008,684)	(1,395,058)
Loss on disposal of operations	-	-	(840,641)	-
Net income (loss)	$5,454	$(143,475)	$(1,965,940)	$(667,415)
Income (loss) Per Share
Basic & Diluted	$0.000	$(0.001)	$(0.020)	$(0.007)
Other Data:
Net income from continuing operations	$667,109	$271,578	$883,385	$727,643
Adjustments:
Depreciation and amortization	107,880	28,070	243,998	49,004
Interest expense, net	278,039	67,695	606,655	146,600
EBITDA	$1,053,028	$367,343	$1,734,038	$923,247

Disclosure of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes the presentation of certain non-GAAP financial measures provides useful information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with the non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating performance. For all non-GAAP financial measures in this release, we have provided corresponding GAAP financial measures for comparative purposes in the report.

We refer to the term “EBITDA” in various places of our financial discussion. EBITDA is defined by us as net income (loss) before interest expense, income tax, depreciation and amortization expense. EBITDA is not a measure of operating performance under GAAP and therefore should not be considered in isolation nor construed as an alternative to operating profit, net income (loss) or cash flows from operating, investing or financing activities, each as determined in accordance with GAAP. Also, EBITDA should not be considered as a measure of liquidity. Moreover, since EBITDA is not a measurement determined in accordance with GAAP, and thus is susceptible to varying interpretations and calculations, EBITDA, as presented, may not be comparable to similarly titled measures presented by other companies.

About Excel Corporation

Headquartered in Irving, Texas, Excel Corporation provides integrated financial and transaction processing services to small and medium size merchants throughout the United States. We deliver our products and services through a national network of independent sales representatives, ISOs and agent banks. Excel's subsidiary, eVance Processing Inc., provides an integrated suite of payment processing services and payment solutions, including credit, debit and gift/reward card processing, with ACH and mobile payments solutions including Apple Pay and Android-based applications. Merchants can choose from multiple payment gateway solutions for both "brick and mortar" and Internet-based businesses. Go to: evanceprocessing.com for more information. Excel subsidiary dba eVance Capital, provides our merchants with the money they need to grow, offering merchant cash advance and business loan products designed to help their businesses succeed. Go to: evancecapital.com for more information.

Excel Corporation common stock is traded Over-The-Counter on the OTCQB under stock symbol: EXCC. Additional information about the Company can be found at www.ExcelCorpUSA.com.

Safe Harbor Statement: All statements from Excel Corporation in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the PSLRA of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While the Company’s management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, among others, statements regarding our ability to generate positive cash flow and income from continuing operations for 2016 and our ability to complete a new finance facility in the third quarter or at all. For other factors that may cause our actual results to differ from those that are expected, see the information under the caption “Risk Factors” in the Company’s most recent Form 10-K and 10-Q filings, and amendments thereto, as well as other public filings with the SEC since such date. The Company operates in a rapidly changing and competitive environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.

Investors & Analysts Contact:

Ross DiMaggio

Investor Relations

Union Square Associates

212.675.2100

info@excelcorpUSA.com